PROSPECTUS SUPPLEMENT
(To Prospectus and Prospectus Supplement dated February 7, 2001)

$20,600,000
principal amount plus interest
Liquidity Facility
of
Municipal Securities Purchase, Inc.
(formerly known as FGIC Securities Purchase, Inc.)
in support of
ALABAMA SPECIAL CARE FACILITIES FINANCING AUTHORITY
OF THE CITY OF MONTGOMERY
FLOATING RATE WEEKLY DEMAND
HOSPITAL DEPRECIABLE ASSETS REVENUE BONDS, SERIES 1985

Date of the Bonds: April 16, 1985	Due: April 1, 2015
Price: 100%

     The scheduled expiration dates of the Liquidity Facility and the Standby Loan Agreement with GE Capital have been extended from February 7, 2006 to August 7, 2006. As a result of certain redemptions, the aggregate principal amount of the Alabama Special Care Facilities Financing Authority of the City of Montgomery Floating Rate Weekly Demand Hospital Depreciable Assets Revenue Bonds, Series 1985 outstanding has been reduced by $3,300,000 from $23,900,000 to $20,600,000; therefore, our obligations under the Liquidity Facility and GE Capital’s obligations under the Standby Loan Agreement have been reduced to $20,600,000 plus applicable interest. As of the date of this Prospectus Supplement, we have approximately $2.78 billion of obligations currently outstanding, including the Obligations we are issuing under the Prospectus Supplement dated February 7, 2001, as amended by this Prospectus Supplement.

     The information in the Prospectus Supplement dated February 7, 2001 under the caption “Where You Can Find More Information Regarding GE Capital” is hereby amended in its entirety, as follows:

     GE Capital files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus or Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     In the fourth quarter of 2003, FGIC Securities Purchase, Inc. changed its name to Municipal Securities Purchase, Inc. Unless the context otherwise requires the terms “Company,” “we,” “us,” or “our” mean Municipal Securities Purchase, Inc. All capitalized terms which are not otherwise defined in this Prospectus Supplement, will have the meanings given to such terms in the Prospectus Supplement dated February 7, 2001.

MERRILL LYNCH CAPITAL MARKETS

The date of this Prospectus Supplement is December 16, 2005